Exhibit 10.6

[OFFICER NAME]

AMENDMENT TO EMPLOYMENT AGREEMENT

          WHEREAS,                       (“Executive”) and United Rentals, Inc. (the “Company”) previously entered into an employment agreement (the “Agreement”) dated                      ; and

          WHEREAS, Executive and the Company desire to amend the Agreement in an attempt to have certain payments provided for thereunder be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) which governs nonqualified deferred compensation, and to make certain other revisions.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Executive and the Company hereby amend the Agreement as follows:

1.	Section 4(g)(iii) of the Agreement is amended in its entirety to read as follows:

The Severance Pay to be made under Sections 4(e)(iii) or 4(f)(iv) shall be paid at the times Executive’s Base Salary would have been paid had Executive’s employment not terminated, provided, however, that the first payment shall be on the payday coinciding with or next following the sixtieth (60th) day after the date of termination, and such first payment shall be equal to the amounts that would have been paid had payments begun immediately after the date of termination. Notwithstanding the foregoing, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, the payment of such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Severance Pay shall be paid in a lump sum six months following the date of termination, and (C) during the period beginning six months following the date of termination through the remainder of the one-year period, payment of the Severance Pay shall be made at the times Executive’s Base Salary would have been paid had Executive’s employment not terminated.

2.	Section 4(j) of the Agreement is amended by adding the following to the end thereof:

The Company shall provide Executive with the proposed form of such release no later than seven (7) days following the date of termination, and Executive shall execute such release no later than fifty-two (52) days after the date of termination.

          IN WITNESS WHEREOF, this amendment to the Agreement has been duly executed by each of the parties hereto with immediate effect.

UNITED RENTALS, INC.

By:	Date:

Michael J. Kneeland
Chief Executive Officer

Accepted and Agreed:

Date:

[Name of Executive]